Exhibit (a)(1)(E)

LETTER TO CLIENTS

Offer by

FERRER PHARMA INC.,

a wholly owned subsidiary of

FERRER THERAPEUTICS INC.,

a wholly owned subsidiary of

GRUPO FERRER INTERNACIONAL, S.A.

to tender all outstanding shares of common stock of

ALEXZA PHARMACEUTICALS, INC.

for

$0.90 Net Per Share in Cash plus One Non-Transferable Contractual Contingent Value Right for Each Share, which Represents the Right to Receive up to Four Contingent Cash Consideration Payments, if any, upon the Achievement of Certain Milestones

(upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 20, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

May 23, 2016

To Our Clients:

Enclosed for your consideration are an Offer to Purchase and related Letter of Transmittal in connection with the offer by Ferrer Pharma Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Ferrer Therapeutics Inc., a Delaware corporation, which is a wholly owned subsidiary of Grupo Ferrer Internacional, S.A., a Spanish sociedad anonima (“Ferrer”), which is offering, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, to purchase each outstanding share of common stock of Alexza Pharmaceuticals, Inc., a Delaware corporation (“Alexza”), par value $0.0001 per share (“Shares”), validly tendered and not properly withdrawn in the offer at a price of $0.90 per Share, net to each stockholder in cash (less any applicable withholding taxes and without interest, the “Upfront Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which will represent the right to receive a pro-rata share of up to four payment categories in an aggregate (i.e., to all CVR holders assuming all four payments are made) maximum amount of $32.8 million (after deduction of an estimated $2.2 million payment to Alexza’s financial adviser Guggenheim Securities, LLC for fees and expenses in connection with the transactions described in the Offer to Purchase (as defined below) and subject to further adjustment) if certain licensing payments and revenue milestones are achieved and subject to the terms and conditions of the contingent value rights agreement to be entered into between Ferrer and the rights agent thereunder, net to the holder in cash (less any applicable withholding taxes and without interest, and, together with the Upfront Consideration, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”) dated May 23, 2016, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account. Accordingly, we request instructions as to whether you wish us to tender pursuant to the Offer any or all of the Shares held by us for your account.

We urge you to read the enclosed Offer to Purchase and Letter of Transmittal regarding the Offer carefully before instructing us to tender your Shares.

If you wish to have us tender any or all of your Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. You should also complete, sign and return an IRS Form W-9 or an appropriate IRS Form W-8, as applicable, to us. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares owned by you will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS AND THE IRS FORM W-9 OR IRS FORM W-8, AS APPLICABLE, SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME OF THE OFFER.

Instructions with Respect to the Offer to Purchase

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase and the related Letter of Transmittal in connection with the offer by Ferrer Pharma Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Ferrer Therapeutics Inc., a Delaware corporation, which is a wholly owned subsidiary of Grupo Ferrer Internacional, S.A., a Spanish sociedad anonima (“Ferrer”), which is offering, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal, to purchase each outstanding share of common stock of Alexza Pharmaceuticals, Inc., a Delaware corporation (“Alexza”), par value $0.0001 per share (“Shares”), validly tendered and not properly withdrawn in the offer for a price of $0.90 per Share, net to each stockholder in cash (less any applicable withholding taxes and without interest, the “Upfront Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which will represent the right to receive a pro-rata share of up to four payment categories in an aggregate (i.e., to all CVR holders assuming all four payments are made) maximum amount of $32.8 million (after deduction of an estimated $2.2 million payment to Alexza’s financial adviser Guggenheim Securities, LLC for fees and expenses in connection with the transactions described in the Offer to Purchase (as defined below) and subject to further adjustment) if certain licensing payments and revenue milestones are achieved and subject to the terms and conditions of the contingent value rights agreement to be entered into between Ferrer and the rights agent thereunder, net to the holder in cash (less any applicable withholding taxes and without interest, and, together with the Upfront Consideration, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”) dated May 23, 2016, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Check the box if the undersigned wishes to tender ALL of the undersigned’s Shares:

☐	CHECK HERE TO TENDER ALL SHARES

Check the box if the undersigned wishes to tender SOME of the undersigned’s Shares:

☐	CHECK HERE TO TENDER THE FOLLOWING NUMBER OF SHARES: SHARES*

*	If left blank, or if the undersigned checked the box to tender all of the undersigned’s Shares above, it will be assumed that all Shares held by us for the undersigned’s account are to be tendered. If the undersigned checked the box to tender all of the undersigned’s Shares above, any number entered in this section will be disregarded.

The method of delivery of this document is at the risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

ACCOUNT NUMBER:

Dated:                     , 2016

(Signature(s))

Please Print Name(s)

Address(es):

(Zip Code)
Area code and telephone number(s)
Taxpayer Identification or Social Security No.(s)

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING THE UNDERSIGNED’S ACCOUNT, NOT TO THE DEPOSITARY, PAYING AGENT, INFORMATION AGENT, THE PURCHASER OR ALEXZA.